As filed with the Securities and Exchange Commission on November 9, 2000
                                                      Registration No. 333-35916
        ========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------
                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

          VIRGINIA                                     5331
 (State or Other Jurisdiction of          (Primary Standard Industrial
 Incorporation or Organization)           Classification Code Number)

                                   54-1387365
                                (I.R.S. Employer
                               Identification No.)

          500 VOLVO PARKWAY, CHESAPEAKE, VIRGINIA 23320, (757)321-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

      FREDERICK C. COBLE, SENIOR VICE PRESIDENT - CHIEF FINANCIAL OFFICER
          500 VOLVO PARKWAY, CHESAPEAKE, VIRGINIA 23320, (757) 321-5000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                            ------------------------

                                   Copies to:
                            WILLIAM A. OLD, JR., ESQ.
                           JOHN S. MITCHELL, JR., ESQ.
                             HOFHEIMER NUSBAUM, P.C.
                         999 WATERSIDE DRIVE, SUITE 1700
                             NORFOLK, VIRGINIA 23510
                            TELEPHONE: (757) 629-0613
                            FACSIMILE: (757) 629-0660

                                  ------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereunder become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   ==========================================================================

The information in this prospectus is not complete and may be changed without notice. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these securities in any state jurisdiction where the offer or sale is not permitted.

(Preliminary) Prospectus
Issued November ___, 2000



                                2,217,490 Shares

                            Dollar Tree Stores, Inc.

                                  Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of 2,217,490 shares of our common stock which is held by some of our current shareholders.

     The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "DLTR" On November 6, 2000, the average of the high and low price for the common stock was $38.46.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                         -------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------



    =========================================================================
               The date of this prospectus is November ___, 2000.

                          CERTAIN INTRODUCTORY MATTERS

     Dollar Tree(R), 98 CENT Clearance Centers(R), Only $One(R), Dollar Express(R) and the related logos are our registered trademarks. Other trademarks referred to in this prospectus are trademarks of their legal owners.

     This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     References to "we," "our" and "the company" generally refer to Dollar Tree Stores, Inc. and its direct and indirect subsidiaries on a consolidated basis.

                    WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents referred to in this prospectus contain "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

         o our anticipated comparable store net sales and net sales per square foot;

         o our growth plans, including our plans to open, add, expand or relocate stores;

         o the integration of Dollar Express into our business, the effect of Dollar Express on our operating results and expenses related to the Dollar Express merger;

         o the possible effect of inflation and other economic changes on our future costs and profitability, including the possible effect of shipping costs, freight costs, fuel costs, minimum wage rates and wage costs;

         o our cash needs, including our ability to fund our future capital expenditures and working capital requirements;

         o the capabilities of, and the cost of improving our supply chain processes;

         o the future reliability of, and cost associated with, our sources of supply, particularly China;

         o the future availability and cost of quality merchandise that can be profitably sold for $1.00;

         o the capacity, performance and cost of our existing and planned distribution centers, including opening and expansion schedules; and

         o    our expectations regarding competition.

     For a discussion of the risks, uncertainties, and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors" beginning on page 4 of this prospectus, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents we refer to in this prospectus. In light of these risks, uncertainties and assumptions, the future events, developments or results described by our forward-looking statements in this prospectus or in the documents referred to in this prospectus could turn out to be materially different from those we discuss or imply. We have no obligation to publicly update or revise our forward-looking statements after the date on the front cover of this prospectus and you should not expect us to do so.

             -------------------------------------------------------

     You should rely only on the information contained or referred to in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose to them any material nonpublic information or other confidential commercial information. Accordingly, you should not assume that we agree with any statement or report issued by any analyst regardless of the content of the statement or report. We also have a policy against issuing financial forecasts or projections or confirming those issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not our responsibility. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                   THE COMPANY

     Dollar Tree's principal executive offices are located at 500 Volvo Parkway, Chesapeake, Virginia 23320. Dollar Tree's telephone number is (757) 321-5000.

                                  RISK FACTORS

     AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISK FACTORS LISTED BELOW TOGETHER WITH ALL OTHER INFORMATION INCLUDED OR INCORPORATED IN THIS PROSPECTUS BEFORE YOU DECIDE TO INVEST IN OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS MATERIALIZE, THEN OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROSPECTS COULD BE ADVERSELY AFFECTED. IF THAT OCCURS, THE MARKET PRICE OF OUR COMMON STOCK COULD FALL, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

FAILURE TO MEET OUR AGGRESSIVE EXPANSION GOALS OR SUCCESSFULLY MANAGE OUR GROWTH MAY HARM OUR NET SALES GROWTH AND PROFITABILITY

     If we do not significantly increase the number of our stores and the capacity of our store support systems in a profitable, timely and efficient manner, our net sales growth and profitability may be harmed. As a single price point retailer, we cannot increase our sales prices. Therefore, we rely heavily on new and larger stores and expanded or relocated stores to increase sales and profitability. We will add 220 to 225 stores during 2000, which will include adding 50 to 52 stores in the fourth quarter. We expect to add 260 to 280 stores during 2001. Managing our growth has become more complex because we are now operating over 1,677 stores in 36 states from coast to coast. We may not anticipate all the challenges that our expanding operations will impose on our systems and personnel. We may not meet our targets for opening new stores and expanding profitably. Our continued growth will depend on whether we can:

         o supply an increasing number of stores with the proper mix and volume of merchandise;

         o successfully add and operate larger stores, with which we have less experience;

         o hire, train and retain an increasing number of qualified employees, including associates, managers and executives, at affordable rates of compensation;

         o locate, lease, build out and open stores in suitable locations on a timely basis and on favorable economic terms;

         o expand into new geographic markets, where we have limited or no experience;

         o expand within our established geographic markets, where new stores may draw sales away from our existing stores; and

         o build, expand and upgrade distribution centers and internal store support systems in an efficient, timely and economical manner.

OUR PROFITABILITY IS ESPECIALLY VULNERABLE TO FUTURE INCREASES IN OPERATING AND MERCHANDISE COSTS

     Future increases in labor, shipping, merchandise and other operating costs may reduce our profitability. As a fixed price retailer, we cannot raise the price of our merchandise to offset cost increases. Instead, we attempt to offset a cost increase in one area by finding cost savings or operating efficiencies in another. Inflation and adverse economic changes in the United States, where we both buy and sell merchandise, and in China and other parts of Asia, where we buy a large portion of our merchandise, may reduce our profitability.

     Past increases in the minimum wage, trans-Pacific shipping rates and fuel costs have materially increased our expenses. In 2000, we believe that oceanic shipping rate increases will add $2.0 to $3.0 million to our shipping costs. In addition, we believe that fuel cost increases will add approximately $0.6 million to our domestic freight expense in the fourth quarter for a total of $1.0 to $1.2 million in 2000. In 1998, the $0.90 per hour increase in the minimum wage implemented in 1996 and 1997 added approximately $5.0 million to our payroll cost, excluding the effect of the increase on the operations of Dollar Express, Only $One and 98 Cent Clearance Center. The U.S. Congress has been considering versions of a minimum wage bill that increase the hourly wage by $1.00. If the minimum wage were to increase by $1.00, we believe that, unless we realize offsetting cost reductions, our annual payroll expenses would increase by approximately 2.0% to 2.5% of operating expenses.

WE EXPECT THAT THE DOLLAR EXPRESS MERGER WILL REDUCE OUR NET INCOME PER COMMON SHARE IN 2000

     We expect that the Dollar Express merger will reduce our net income per common share in 2000. In addition to merger related costs of approximately $4.4 million, we expensed approximately $629,000 for the early repayment of Dollar Express's debt in the second quarter of 2000. We also incurred additional selling, general and administrative expenses of approximately $2.6 million over the second and third quarters of 2000 to:

         o    train store personnel on new systems, policies, and procedures;

         o phase out some of Dollar Express's computer systems and store registers;

         o    prepare the stores for the fourth quarter selling season;

         o    improve benefits;

         o    conduct physical inventories; and

         o    pay severance.

Moreover, we may experience delays, unexpected costs and other difficulties integrating with Dollar Express. The Dollar Express merger requires the integration of Dollar Express's purchasing department, store operations, shipping and receiving operations and real estate leasing functions with those of Dollar Tree. Full integration of the two organizations will require considerable time and effort on the part of Dollar Tree's management, reducing the time they can devote to our other operations. To realize the economic benefits we hope to achieve from the merger, we must decrease the cost of Dollar Express's merchandise, identify and eliminate redundant operating costs and increase its net sales. We may experience delays in, or be unable to achieve, our expected cost reductions and expected net sales, which could result in the merger further diluting our net income per common share in 2000.

UNFORESEEN DISRUPTIONS OR COSTS IN OPERATING AND EXPANDING OUR RECEIVING AND DISTRIBUTION SYSTEMS MAY HARM OUR SALES AND PROFITABILITY

     Our future success will depend on our ability to obtain merchandise from suppliers and ship it to our stores in a timely and cost-effective manner. We may not anticipate, respond to or control all the challenges of operating and expanding our receiving and distribution systems. Some of the factors that could have an adverse effect on our shipping and receiving systems or costs are:

         o EXPANSION, REPLACEMENT AND ADDITION OF DISTRIBUTION CENTERS. There is little excess capacity in our current distribution system. Our rapid growth, including the recent Dollar Express merger, places significant pressure on this critical function. With the opening of our Savannah, Georgia distribution center we estimate that our distribution system will have the capacity to support net sales of $2.3 billion per year. Our net sales during the twelve-month period ending September 30, 2000 were $1.6 billion. We currently operate distribution centers in Chesapeake, Virginia; Olive Branch, Mississippi; Chicago, Illinois; Stockton, California; and Philadelphia, Pennsylvania. We plan to open a distribution center in Savannah in the first quarter of 2001 and a new distribution center in Briar Creek, Pennsylvania in early 2002. We must expand or replace existing distribution centers and build new ones on a tight time schedule or we will not meet our aggressive growth plans.

         o CONTINUING COSTS ASSOCIATED WITH REPLACED DISTRIBUTION CENTERS. In 1998, we replaced our Memphis, Tennessee distribution center with our fully automated distribution center located in Mississippi. In January 2000, we replaced our Sacramento, California distribution center with our new facility located in Stockton. We will remain liable for rent and pass-through costs under the Memphis lease until September 2005 and the Sacramento lease until June 2008. We have subleased the Memphis center through March 2002. The annual rent and pass-through costs are $745,000 for the Memphis facility and $585,000 for the Sacramento facility. We have accrued net selling, general and administrative expenses of $1.4 million for the remaining rent and pass-through costs related to the closed Memphis and Sacramento facilities and may have to accrue further charges for these facilities in the future if we are unable to obtain new or extended subleases. The lease for our existing distribution center in Philadelphia does not expire until December 31, 2002, and we anticipate replacing this facility with our new facility in Briar Creek in early 2002. We are responsible for annual rent and pass-through costs of $525,000 for the Philadelphia facility.

         o SHIPPING. Our oceanic shipping schedules may be disrupted or delayed from time to time. We have experienced shipping rate increases imposed by the trans-Pacific shipping cartel over the last several years.

         o VULNERABILITY TO NATURAL OR MAN-MADE DISASTERS. A fire, explosion, hurricane, tornado, flood, earthquake or other disaster at any of our distribution facilities could significantly disrupt our distribution system, particularly because there is little excess capacity in our existing system. The facilities in California and Mississippi are especially vulnerable to earthquakes. The facilities in Mississippi, Virginia and Georgia are especially vulnerable to hurricanes.

         o LABOR DISAGREEMENT. Labor disagreements or disruptions may result in delays in the delivery of merchandise to our stores and increased costs.

AN INCREASE IN THE COST OR A DISRUPTION IN THE FLOW OF OUR IMPORTED GOODS MAY SIGNIFICANTLY DECREASE OUR SALES AND PROFITS

     We rely heavily on imported goods to sell in our stores. Merchandise imported directly from overseas manufacturers and agents accounts for approximately 40% to 45% of our total purchases at retail. In addition, we believe that a small portion of our goods purchased from domestic vendors is imported. China is the source of a substantial majority of our imports. Imported goods are generally less expensive than domestic goods and contribute significantly to our favorable profit margins. A disruption in the flow of our imported merchandise or an increase in the cost of those goods may significantly decrease our sales and profits.

     If Chinese or other imported merchandise becomes more expensive or unavailable, the transition to alternative sources may not occur in time to meet our demands. Products from alternative sources may also be of lesser quality and more expensive than those we currently import. Risks associated with our reliance on imported goods include:

         o disruptions in the flow of imported goods because of factors such as:

              o raw material shortages, work stoppages, strikes and political unrest;

              o problems with oceanic shipping, including shipping container shortages;

              o economic crises and international disputes, such as China's claims to sovereignty over Taiwan; and

         o increases in the cost of purchasing or shipping foreign merchandise resulting from:

              o failure of the United States to maintain normal trade relations with China;

              o    import duties, import quotas and other trade sanctions; and

              o increases in shipping rates imposed by the trans-Pacific shipping cartel.

     Chinese goods imported into the United States enjoy favorable duties because the United States has granted China normal trade relations. However, the United States could impose punitive trade sanctions on Chinese goods for a variety of reasons. Although no punitive import duties are currently imposed, the United States Trade Representative has in the past threatened retaliatory sanctions equaling as much as 100% of the cost of some Chinese goods.

DIFFICULTIES EXPERIENCED IN OBTAINING SUFFICIENT QUANTITIES OF LOW-COST MERCHANDISE MAY CAUSE OUR SALES AND PROFITS TO SUFFER

     Our future success depends on our ability to buy larger quantities of quality merchandise at low prices. Because we sell our merchandise at a fixed price, it would be difficult to maintain our gross profit margins if our merchandise costs increased. Disruptions in the availability of quality, low-cost merchandise in sufficient quantities to maintain our growth may reduce our sales and profits. Quality, low-cost merchandise may not be available in the future, or it may not be available in the quantities necessary for our expansion. We do not have significant long-term or continuing contracts for the purchase of merchandise, and we compete with other retailers and wholesalers for new buying opportunities from both our existing suppliers and new sources. We sometimes buy merchandise from manufacturers having standard sales policies that a dollar retailer cannot satisfy. For example, a policy may require us to sell a product at a retail price above $1.00, advertise or comply with some other restriction that is inconsistent with our method of operation. As a result, we could have difficulty obtaining low-cost merchandise and could incur some additional expenses.

OUR OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY AND CAUSE OUR STOCK PRICE TO FALL

     We expect to experience fluctuations in our quarterly and annual operating results, which may cause the price of our stock to fall. We realize a disproportionately large amount of our net sales and net income during the Christmas and Easter seasons. In anticipation of these holidays, we purchase substantial amounts of seasonal inventory and hire many temporary employees. If for any reason our net sales were below seasonal norms, our operating results would suffer.

     We continually change our mix of seasonal merchandise, non-seasonal merchandise and consumable products. As a result, our comparable store net sales and gross profit margins fluctuate from quarter to quarter. Our quarterly and annual results of operations, including comparable store net sales and income, also fluctuate for a variety of other reasons, including:

         o the net sales contributed by new and expanded and relocated stores;

         o changes in the date on which Easter is observed each year and the length of the Easter and Christmas selling seasons;

         o    the timing of new store openings;

         o difficulties in obtaining sufficient quantities of merchandise from our suppliers;

         o disruptions in or adjustments to our shipping and receiving schedules;

         o    competition; and

         o    economic and weather conditions.

     We believe that future comparable store net sales increases, if any, will be lower than those experienced in the past. In any quarter, comparable store net sales may be lower than our annual average.

INCREASED COMPETITION IN THE FUTURE MAY REDUCE OUR SALES AND PROFITS

     The retail industry is highly competitive and we expect competition to increase in the future. Increased competition may reduce our sales and profits. Our competitors include variety and discount stores such as Dollar General, closeout stores such as Odd Lots and Big Lots, mass merchandisers such as Wal-Mart, and, to a lesser extent, other fixed price retailers. We expect that our expansion plans, as well as the expansion plans of other fixed price retailers such as 99 Cents Only Stores based in Southern California, will increasingly bring us into direct competition. Competition may also increase because there are no significant economic barriers to other companies becoming fixed price retailers.

THE SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK THAT ARE ELIGIBLE FOR PUBLIC SALE MAY CAUSE OUR STOCK PRICE TO FALL

     There are relatively few restrictions on the resale of our common stock, and a large number of shares of common stock are eligible for public sale. Sales of substantial amounts of these shares in the public market, or the perception that such sales could occur, could cause the market price for our common stock to fall. Significant sources of future public sales of our common stock, in addition to shares held by the general public, include:

         o OPTION SHARES. As of September 30, 2000, there were outstanding options under our stock option plans for the purchase of up to approximately 5.5 million shares. About 1.9 million of these option shares have vested and could be purchased. Substantially all of the shares issuable under our stock option plans have been registered under the Securities Act, and the vast majority of these shares are freely tradable without restriction.

         o PRIVATELY ISSUED SHARES. As of September 30, 2000, approximately 12 million shares of our common stock were held by persons who acquired them through private transactions that were not registered under the Securities Act. Approximately 2.2 million shares issued in our May 2000 merger with Dollar Express have been registered for ongoing resale and are covered by this prospectus. In addition, some of our shareholders own warrants to purchase approximately 4.1 million shares of our common stock, which can be exercised at any time for shares that could be resold into the public market.

     The holders of a substantial majority of our privately issued shares, including our warrant holders, can generally require that we register their shares for resale, subject to specified limitations. Even when shares are not registered for resale, the rules of the Securities and Exchange Commission permit a holder who has held shares for one year to sell the stock into the public market subject in some cases to volume and other limitations. A person who has held shares for two years and who is not a company affiliate can generally sell without limitation.

VOLATILITY IN OUR STOCK PRICE COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS

     The trading price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations in response to a variety of internal and external factors. These factors include:

         o the inflation rate, interest rates, shipping rates, increases in the minimum wage and general economic conditions;

         o    quarterly variations in our operating results;

         o    adverse events or announcements relating to our business;

         o sale of our option shares and privately issued shares into the public market;

         o    announcements by competitors; and

         o    changes in financial estimates by securities analysts.

     Shareholders may not be able to resell their common stock at or above the public offering price as a result of a possible decline in price after this offering. Moreover, the stock market has experienced significant price and volume fluctuations over the past several years that have often been unrelated or disproportionate to the operating performance of particular companies. The trading prices of many companies' stocks, including ours, are at or near historical highs. This increases the risk that the trading prices of our stock may not be sustained.

OUR ARTICLES OF INCORPORATION AND BYLAWS COULD DELAY OR DISCOURAGE A TAKEOVER ATTEMPT THAT MAY BE IN A SHAREHOLDER'S BEST INTEREST

     Our articles of incorporation and bylaws contain provisions that may delay or discourage a takeover attempt that a shareholder might consider in his best interest, including takeover attempts that might result in a premium being paid on shares of our common stock. These provisions, among other things:

         o classify our board of directors into three classes, each of which serves for different three-year periods;

         o provide that only the board of directors, chairman or president may call special meetings of the shareholders;

         o establish certain advance notice procedures for nominations of candidates for election as directors and for shareholder proposals to be considered at shareholders' meetings;

         o require a vote of the holders of more than two-thirds of the shares entitled to vote in order to remove a director or amend the foregoing and certain other provisions of the articles of incorporation and bylaws; and

         o permit the board of directors, without further action of the shareholders, to issue and fix the terms of preferred stock, which may have rights senior to those of the common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock in this offering.

                              PLAN OF DISTRIBUTION

     We are registering 2,217,490 shares of Dollar Tree common stock, $0.01 per share, on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Dollar Express, Inc. to the former shareholders of Dollar Express. We will receive no proceeds from this offering.

     The selling shareholders are those persons named in the table below or certain permitted donees, transferees or successors-in-interest selling shares received from a named selling security holder after the date of this prospectus. The selling shareholders may sell the shares from time to time and will act independently of Dollar Tree in making decisions with respect to the timing, manner and size of each sale. The sales may be made from time to time in one or more types of transactions on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The sales may involve broker-dealers but are not required to. The shares may be sold by one or more of, or a combination of, the following:

         o cross trades or block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a
              portion  of  the  block  as   principal  to   facilitate   the
              transaction  or  any  other   transactions   permitted  by  an
              applicable exchange;

         o purchases by a broker-dealer as principal and resale by a broker-dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of an applicable exchange;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales;

         o "at the market" to or through market makers or into an existing market for the shares;

         o through transactions in options or swaps or other derivatives (whether exchange-listed or not);

         o in other ways, not involving market makers or established trading markets including sales effected through agents; and

         o in privately negotiated transactions, including but not limited to exchange trusts or similar exchange vehicles.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer may be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose:

         o the name of each such selling shareholder and of the participating broker-dealer(s);

         o    the number of shares involved;

         o    the price at which such shares were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o    other facts material to the transaction.

     In addition, upon being notified by a selling shareholder that certain permitted donees, transferees or successors-in-interest intend to sell more than 500 shares, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We have agreed to indemnify each selling shareholder against certain liabilities, including certain liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify us and certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.


                              SELLING SHAREHOLDERS

     The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with Dollar Tree within the past three years other than as a result of the ownership of the shares or other securities of Dollar Tree. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.


                                                                                                      Number of
                                                           Number of Shares        Percent of           Shares
                                                             Beneficially         Outstanding          Offered
         Name of Selling Shareholder                          Owned (1)            Shares (2)       Hereby (1)(3)
         ---------------------------                          ----------           ----------       -------------

Bernard Spain                                                    882,209(10)            *               882,209
Murray  Spain                                                    860,369(11)            *               860,369
Bernard Spain Family Limited Partnership(4)                      122,743(12)            *               122,743
The Joan & Bernard Spain Foundation (5)                           50,000                                 50,000
Murray Spain Family Limited Partnership(6)                       128,324(13)            *               128,324
The Ann & Murray Spain Foundation (7)                             62,500                *                62,500
Global Private Equity III Limited Partnership(8)                  89,745(14)            *                89,745
Advent PGGM Global Limited Partnership(8)                         13,752(15)            *                13,752
Advent Partners GPE III Limited Partnership(8)                     1,355(16)            *                 1,355
Advent Partners Limited Partnership(8)                               589(17)            *                   589
Advent Partners (NA) GPE III Limited Partnership(8)                  401(18)            *                   401
Guayacan Private Equity Fund Limited Partnership(9)                3,180(19)            *                 3,180
Dollar Express Investment LLC                                      2,323(20)            *                 2,323
                                                               -------------          ----            ---------
                TOTAL                                          2,217,490              2.05            2,217,490


* Represents beneficial ownership of less than 1%.

(1) For each selling shareholder, beneficial ownership includes a number of shares ("Merger Shares") that were received at the closing on the merger of Dollar Tree with Dollar Express, as adjusted for a share dividend effected as a 3-for-2 stock split in June 2000. The aggregate Merger Shares include 164,718 of shares ("Escrow Shares") contributed on behalf of each selling shareholder to State Street Bank & Trust as escrow agent under an escrow agreement with Dollar Tree which the selling shareholders entered into in connection with the merger with Dollar Express. The selling shareholders have the ability to direct the disposition of such Escrow Shares, including by sale under this prospectus, but the proceeds shall remain in escrow until it is terminated pursuant to the terms of the escrow agreement.
(2)  Based on 107,918,496 shares outstanding as of November 2, 2000.
(3) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Dollar Tree's outstanding shares of common stock.
(4) This shareholder is a family limited partnership of which Mr. Murray Spain is a general partner. Mr. Spain disclaims beneficial ownership of any shares held by this shareholder.
(5) This shareholder is a foundation of which Joan and Bernard Spain are the settlors and trustees. Mr. and Mrs. Spain disclaim beneficial ownership of any shares held by this shareholder.

                                       13



(6) This shareholder is a family limited partnership of which Mr. Stephen Greenfield is a general partner. Mr. Greenfield disclaims beneficial ownership of any shares held by this shareholder.
(7) This shareholder is a foundation of which Ann and Murray Spain are the settlors and trustees. Mr. and Mrs. Spain disclaim beneficial ownership of any shares held by this shareholder.
(8) This shareholder is a limited partnership the general partner of which is Advent International Corporation, which may be deemed to beneficially own the shares held of record by this shareholder.
(9) This shareholder is a limited partnership the general partner of which is Advent-Morro Equity Partners, which may be deemed to beneficially own the shares held of record by this shareholder.
(10) Merger Shares include 47,105 Escrow Shares.
(11) Does not include the LP shares. Mr. Murray Spain's Merger Shares include 46,746 Escrow Shares.
(12) Includes 6,212 Escrow Shares.
(13) Includes 6,509 Escrow Shares.
(14) Includes 46,865 Escrow Shares.
(15) Includes 7,181 Escrow Shares.
(16) Includes 708 Escrow Shares.
(17) Includes 308 Escrow Shares.
(18) Includes 210 Escrow Shares.
(19) Includes 1,661 Escrow Shares.
(20) Includes 1,213 Escrow Shares.



                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for Dollar Tree by Hofheimer Nusbaum, P.C., Norfolk, Virginia.

                                     EXPERTS

     The consolidated financial statements of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.dollartree.com or at the SEC's web site at http://www.sec.gov. Except for the SEC filings described below, the information contained on our website and in our promotional material is not incorporated into this prospectus, and you should not rely on that information.

     We have filed a registration statement and related exhibits with the SEC under the Securities Act. The registration statement contains additional information about us and our common stock. You may inspect the registration statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

         o Our Annual Report on Form 10-K for the year ended December 31, 1999, filed March 17, 2000;

         o Our Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 2000, filed on May 10 and August 11, 2000;

         o Our Current Reports on Form 8-K filed on January 26, April 11, April 27, May 18, May 24, June 20, July 12, July 20, October 25, and November 9, 2000; and

         o The description of our common stock contained in its registration statement on Form 8-A filed February 28, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Dollar Tree Stores, Inc.
         Shareholder Services
         500 Volvo Parkway
         Chesapeake, Virginia 23320
         (757) 321-5000

===================================          ===================================





                                                       2,217,490 Shares

-------------------------------
 TABLE OF CONTENTS                                  Dollar Tree Stores, Inc.
-------------------------------

                                      Page

                                      ----                Common Stock
Certain Introductory Matters             2
                                                          ------------
A Warning about Forward-Looking
Statements                               2                 PROSPECTUS

The Company                              4                ------------

Risk Factors                             4

Use of Proceeds                         10              November    , 2000

Plan of Distribution                    10

Selling Shareholders                    13

Legal Matters                           14

Experts                                 14

Where You Can Find More Information     15

===================================          ===================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Dollar Tree in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

        SEC Registration fee                      $24,000
        Legal fees and expenses                    45,000
        Accounting fees and expenses               25,000
        Printing Fees                                  --
        Transfer Agent Fees                            --
        Miscellaneous                                  --
                                                  -------
        Total                                     $94,000
                                                  =======



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     To the full extent permitted by the Virginia Stock Corporation Act, the Articles of Incorporation require Dollar Tree to indemnify its officers and directors. Article V of the Articles of Incorporation provides that any director or officer who was or is a party to any proceeding shall be indemnified by Dollar Tree against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. Dollar Tree is also required to promptly pay for or reimburse all reasonable expenses, including attorneys' fees, incurred by a director or officer in advance of final disposition of the proceeding if the director or officer furnishes Dollar Tree with a written statement of his good faith belief that he has met the standard of conduct that is a prerequisite to his entitlement to indemnification and agrees to repay the advance if it is ultimately determined that he did not meet such standard of conduct. Dollar Tree is authorized to purchase and maintain insurance to insure Dollar Tree against its indemnification obligation, or insure any person who is or was a director, officer, employee, or agent of Dollar Tree against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not Dollar Tree has the power to indemnify him against such liability. Dollar Tree has directors and officers liability insurance. Dollar Tree is also empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability, whether occurring before or after the execution of the contract. Except to the extent contrary to the Articles of Incorporation or Virginia Stock Corporation Act, Dollar Tree is not prevented or restricted from making or providing for indemnities in addition to those provided in the Articles of Incorporation.

ITEM 16. EXHIBITS

         Exhibit

         Number                            Exhibit Title

         -------                            ----------

         2.1*     Merger  Agreement by and among Dollar Tree  Stores,  Inc.,  DT
                  Keystone,   Inc.,  Dollar  Express,   Inc.  ("DLRX")  and  the
                  Shareholders  of DLRX  ("Shareholders")  dated  April 5,  2000
                  (incorporated  by reference  from Dollar Tree's Current Report on Form 8-K, filed April 11, 2000)
         5.1*     Opinion of Hofheimer Nusbaum, P.C.
         10.1*    Form of Escrow  Agreement  by and among  Dollar  Tree  Stores,
                  Inc., State Street Bank & Trust,  Bernard Spain,  William Woo,
                  and the Shareholders
         10.2*    Registration Rights Agreement by and among Dollar Tree Stores,
                  Inc. and the Shareholders dated April 5, 2000 (incorporated by reference from Dollar Tree's Current Report on Form 8-K, filed
                  April 11, 2000)
         23.1     Consent of KPMG LLP
         23.2*    Consent of Hofheimer Nusbaum, P.C. (included in the Opinion of
                  Hofheimer Nusbaum, P.C. filed as Exhibit 5.1 hereto)
         24.1*    Power of Attorney  (included on page II-4 of this registration
---               statement)
 * Previously filed

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Commonwealth of Virginia, on the 9th day of November, 2000.

                                       DOLLAR TREE STORES, INC.

                                       By: /s/ Frederick C. Coble
                                       -----------------------------------------
                                       Frederick C. Coble, Senior Vice
                                       President - Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                           Date
---------                      -----                           ----

           *                 Chairman of the Board;            November 9, 2000
-----------------------
                             Director

           *                 President and Chief Executive     November 9, 2000
-----------------------
                             Officer; Director (principal
                             executive officer)

           *                 Executive Vice President;         November 9, 2000
-----------------------
H. Ray Compton               Director

/s/ Frederick C. Coble       Senior Vice President - Chief     November 9, 2000
-----------------------      Financial Officer (principal
Frederick C. Coble           financial and accounting officer)

           *                 Vice Chairman; Director           November 9, 2000
-----------------------
John F. Megrue

           *                 Director                          November 9, 2000
-----------------------
Richard G. Lesser

           *                 Director                          November 9, 2000
-----------------------
Thomas A. Saunders, III

           *                 Director                          November 9, 2000
-----------------------
Alan L. Wurtzel

           *                 Director                          November 9, 2000
-----------------------
Frank Doczi




* By:    /s/ Frederick C. Coble
         ----------------------
         Frederick C. Coble
         Attorney in Fact

                                INDEX TO EXHIBITS

         Exhibit
         Number                            Exhibit Title
         -------                            ----------

         2.1*     Merger  Agreement by and among Dollar Tree  Stores,  Inc.,  DT
                  Keystone,   Inc.,  Dollar  Express,   Inc.  ("DLRX")  and  the
                  Shareholders  of DLRX  ("Shareholders")  dated  April 5,  2000
                  (incorporated  by reference  from Dollar Tree's Current Report on Form 8-K, filed April 11, 2000)
         5.1*     Opinion of Hofheimer Nusbaum, P.C.
         10.1*    Form of Escrow  Agreement  by and among  Dollar  Tree  Stores,
                  Inc., State Street Bank & Trust, Bernard Spain, William Woo, and the Shareholders
         10.2*    Registration Rights Agreement by and among Dollar Tree Stores,
                  Inc. and the Shareholders dated April 5, 2000 (incorporated by reference from Dollar Tree's Current Report on Form 8-K, filed
                  April 11, 2000)
         23.1     Consent of KPMG LLP
         23.2*    Consent of Hofheimer Nusbaum, P.C. (included in the Opinion of
                  Hofheimer Nusbaum, P.C. filed as Exhibit 5.1 hereto)
         24.1*    Power of Attorney  (included on page II-4 of this registration statement)

         ---
         * Previously filed

                                                   II-6